June 5, 2008

Mr. Didier Teirlinck
Avenue de la Chenaie 85
Brussels B-1180
Belgium

Dear Didier,

Congratulations on your promotion to Senior Vice President and President Climate Control Technologies effective June 5, 2008. Upon completion of the necessary U.S. work permits and authorizations, your official location will be transferred from Brussels to Bridgeton, MO. The following summarizes the impact of the promotion on your compensation and benefits.

1.	Your starting base salary will be at an annual rate of $500,000 (five hundred thousand U.S. dollars) paid monthly. This will be effective June 1, 2008.

2.
Your AIM annual target opportunity has been increased to 90% of base salary. Actual AIM awards depend upon your performance, the performance of your Sector and the performance of Ingersoll-Rand Company Limited. For performance year 2008, this variable pay target will be pro-rated based on six months as head of Climate Control-ESA and six months as Sector President, Climate Control Technologies.

3.
Your annual 2008 stock option award target opportunity (payable February 2009) has been increased to 100% of base salary. Annual stock option awards are contingent on and variable with your performance and the Company’s financial performance, specifically, earnings per share against plan. For the 2008 performance year, your award will be will be pro-rated based on six months as head of Climate Control-ESA and six months as Sector President, Climate Control Technologies.

4.
Your Performance Share target award will increase to 10,000 performance shares for performance year 2008 (awardable February 2009) and will be effective for the full year. For performance year 2008, the terms and conditions of this award will remain virtually unchanged from 2007. However, integration teams have been formed to work on the development of compensation programs including a redesigned Long Term Incentive Plan for the combined entity, which are expected to be in place by January 1, 2009.

5.
You will be provided a company automobile in accordance with our company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

6.
This position is eligible for participation in the Elected Officer Supplemental Program (EOSP). The EOSP is a defined benefit pension plan that substantially augments IR’s qualified pension plan and, as its name denotes, is reserved for elected officers of the company. A brief summary is enclosed.

Didier Teirlinck	2	June 5, 2008

7.
As an elected officer, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you soon.

8.
Also, as an elected officer, you will be given a standard Change in Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all (or a substantial part of) the company.

9.	You will be eligible for the Company’s Relocation Program.

10.
This employment offer is contingent upon obtaining the appropriate temporary nonimmigrant work authorization that will allow you to legally work in the United States. All employees must demonstrate their employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within the first three (3) days of working in the United States and being on a U.S. payroll. Until these matters are completed, you will remain on Belgium payroll. We expect to have all necessary approvals completed within the month of June so that your “U.S.-based status” will begin on or before July 1, 2008. Elizabeth Dickson, Manager, Immigration Services, provides in-house legal assistance and work permits are coordinated through her office at corporate headquarters. Her telephone number is 201-573-3532 or e-mail at Elizabeth_Dickson@irco.com. She will review your individual situation and advise you regarding the application process for the appropriate visa classification that will permit you to work for Ingersoll Rand Company. You should contact her directly to address all immigration issues.

Didier, congratulations again on your promotion. If you have any questions regarding the changes in your compensation and benefits, please contact Marcia Avedon (201-573-3563 or Rob Butler (201-573-3137).

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:	Marcia Avedon
Rob Butler

Attachments:     Elected Officer Supplemental (Pension) Program